EXHIBIT 10.1
AGREEMENT
THIS AGREEMENT MADE AND ENTERED INTO this 9th day of November, 2006, by and between FOREST CITY ENTERPRISES, INC., an Ohio corporation, (“the Company”), and BRUCE C. RATNER (“the Employee”).
     WHEREAS, the Company and the Employee desire to enter into a new Employment Agreement under which the Employee shall serve as an executive of the Company, as well as continue to serve as the President and Chief Executive Officer of the Forest City Ratner Companies (the “NY SBU”), reporting to the Company’s President and Chief Executive Officer; and
     WHEREAS, the NY SBU shall operate in a manner that is consistent with the Company’s corporate policies and requirements for all of its Strategic Business Units.
     NOW, THEREFORE, it is agreed that:
     1. The effective date of this Employment Agreement is November 9, 2006 (the “Effective Date”).
     2. Term: The Employee, in consideration of the promises and agreements of the Company herein contained, hereby promises to continue in the employ of the Company for a period of one (1) year from the Effective Date, as an executive of the Company, as well as continue to serve as the President and Chief Executive Officer of Forest City Ratner Companies (the “NY SBU”), and to perform such duties as may be required of him in such capacities by the Company, faithfully, honestly, diligently and to the satisfaction of the Company. Said employment shall continue for additional periods of one (1) year each until termination by mutual consent, death, or by either party giving ninety (90) days written notice to either amend or terminate this Employment Agreement to the other party prior to the termination of any such one (1) year period.
     3. Compensation:
a)	The Company promises and agrees to pay the Employee a base salary of FOUR HUNDRED AND FIFTY THOUSAND DOLLARS ($450,000.00) per year, payable during each employment year in accordance with the Company’s customary payroll practices for executives.

b)	The Employee will be eligible to participate in the Company’s executive bonus plan in accordance with the terms established by the Compensation Committee on the same basis as other senior management executives.

c)	The employee will be eligible to receive equity based awards in accordance with the terms established by the Compensation Committee on the same basis as other senior management executives.
     4. Noncompetition, Nonsolicitation:
a)	Except for the rights granted to Employee under provision 4(b), the Company acknowledges that the Employee owns and will continue to own, alone or in conjunction with others, a certain resort condominium development which has not been transferred to the Company. This property may be managed, developed, expanded, operated and sold by the owners, independently of the business of the Company. Should the Employee sell a portion or all of this property, Employee may purchase additional property, to effectuate a Section 1031 tax free exchange under the Internal Revenue Code, with the prior approval of the Company’s Audit Committee. Except for this property, and any potential purchase of property to effect a tax deferred transaction, Employee will engage in all business activities of the type conducted by the Company only through and on behalf of the Company, as long as he is employed by the Company. Employee further agrees to update such disclosure on an annual basis in connection with the Company’s annual conflict of interest questionnaire distributed to management, as required by the Audit Committee of the Board of Directors.

b)	Employee agrees that so long as he is employed by the Company, and for a period of two (2) years thereafter, he will not without the prior consent of the Company, directly or indirectly, become an employee, shareholder, owner, officer, agent, director of, render consulting services, advise, or otherwise be associated with any firm, person, business enterprise or other entity which is engaged in or competitive with, any business engaged in by the Company or its affiliates in any of its core markets, as such core markets are defined in the Company’s most recently filed Form 10-K or 10-Q . Notwithstanding the foregoing, Employee may invest in commercial, industrial and residential real estate properties or projects as a passive investor holding directly and indirectly, up to 10 percent (10%) of the equity of any such entity, as long as such ownership interest is not deemed a majority or controlling interest in the entity. For purposes of this provision, Employee will be deemed to be a passive investor in an entity only if he does not, directly or indirectly, participate in or control either the day to day or strategic management of the entity. Employee shall also be permitted to perform philanthropic activities or work for not-for-profit entities, public agencies or governmental authorities provided such activities have been previously disclosed to the Company’s Audit Committee and do not present a conflict of interest and Employee receives no compensation for such philanthropic activities. If, and only if, Employee’s employment under this Agreement is terminated by the Company without “Cause” (as hereinafter defined), the two (2) year period set forth in this provision 4(b) shall be reduced to one (1) year. Cause shall be defined as gross neglect of duty, dishonesty, conviction of a felony, disloyalty, intoxication, drug addiction or other similar misconduct adverse to the best interests of the Company.

c)	Employee agrees that so long as he is employed by the Company, and for a one (1) year period thereafter, Employee shall not, directly or indirectly, (i) solicit or induce any employee of the Company or any of its affiliates to terminate their employment, or (ii) employ or offer employment to any person who was employed by the Company or its affiliates in other than a purely administrative capacity unless such person shall have ceased to be employed by the Company or its affiliates for a period of at least one (1) year.

d)	It is the intention of the parties hereto that the restriction contained in this paragraph 4 be enforceable to the fullest extent permitted by applicable law. Therefore, to the extent any court of competent jurisdiction shall determine that any portion of the foregoing restrictions is excessive, such provision shall not be entirely void, but rather shall be limited or revised only to the extent necessary to make it enforceable.
     5. It is mutually agreed by and between the parties hereto that the Company may cancel or terminate this Employment Agreement at any time prior to the expiration of said one (1) year period, or any renewal thereof, without notice, for any conduct on the part of the Employee which injures the Company’s business, such as, but not limited to, intemperance, negligence, failure to follow instructions or perform and fulfill the obligations on the Employee’s part to be performed hereunder to the satisfaction of the Company.
     IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

FOREST CITY ENTERPRISES, INC.

By:	/s/ CHARLES A. RATNER

Charles A. Ratner, CEO

By:	/s/ THOMAS G. SMITH

Thomas G. Smith, Secretary

/s/ BRUCE C. RATNER

BRUCE C. RATNER, Employee